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                    April 18, 2023

       Arunava Mitra
       Chief Financial Officer
       Weatherford International plc
       2000 St. James Place
       Houston, TX 77056

                                                        Re: Weatherford
International plc
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed February 8,
2023
                                                            File No. 001-36504

       Dear Arunava Mitra:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation